CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the use in the prospectus constituting part of this Registration Statement on Form SB-2 of our report dated ________, 1999, with respect to the financial statements of Hot Products, Inc.com, Inc., as of ______________________ and for the period _____________, 1999 and
________________, filed with the Securities and Exchange Commission.



Evers & Co, CPA
_______________, 2000